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                                                                    Exhibit 15.1

                               November 16, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Patterson Energy, Inc.

We are aware that our report dated November 11, 1998 on our review of the interim condensed consolidated balance sheet of Patterson Energy, Inc. and Subsidiaries as of September 30, 1998 and the related condensed consolidated statements of income for the three and nine months ended September 30, 1998 and 1997 and the related condensed consolidated statement of stockholders' equity for the nine months ended September 30, 1998 included in this Form 10-Q, is incorporated by reference in the registration statements of Patterson Energy, Inc. on Forms S-8 (File No.'s 333-47917, 33-97972, 33-39471 and 33-35399) and
Forms S-3, as amended (File No.'s 333-43739 and 333-39537).



/s/   PricewaterhouseCoopers LLP